Exhibit 99.1

Press Contact:
Hasbro, Inc.
Julie Duffy, 401-727-5931
julie.duffy@hasbro.com

Investor Contact:
Hasbro, Inc.
Debbie Hancock, 401-727-5401
debbie.hancock@hasbro.com

Hasbro Board of Directors Appoints Edward M. Philip to Lead Independent Director Role

PAWTUCKET, R.I. -- Hasbro, Inc. (NASDAQ: HAS), a global play and entertainment company, today announced that its Board of Directors has appointed Edward ‘Ted’ Philip as lead independent director. He succeeds Basil L. Anderson, who retired from his position on the Hasbro Board effective as of the 2017 Annual Meeting of Shareholders today. Alan R. Batkin also retired from Hasbro’s Board after 25 years of service.

“Both Basil and Alan have provided essential guidance and strategic leadership, and I want to thank them for their exemplary service and contribution to Hasbro’s success,” said Brian Goldner, chairman and CEO, Hasbro, Inc. “Ted’s leadership on our Board, combined with many years of experience as both an operating executive and chief financial officer of multinational corporations, have prepared him to fulfill the role of lead independent director. He contributes a unique combination of expertise in corporate finance, governance, consumer trends, technology and family entertainment, and we appreciate his willingness to take on this important role, which is critical to our corporate governance structure.”

Ted has more than 25 years of experience in strategic, business and financial planning in consumer and technology-based industries with companies such as The Walt Disney Company and Lycos. He is currently a special partner at Highland Consumer Fund, a consumer-oriented private equity fund.

“I'm truly honored to have the opportunity to continue to partner with Brian and his leadership team in this critical role,” Ted said. “On behalf of the Board of Directors, I also want to extend a sincere and heartfelt thanks to Basil for his leadership, in setting the tone for this role as our first lead independent director, and to Alan for his invaluable service.”

The role of the lead independent director was established in 2015 to ensure independent decision making and functioning of the Board.

About Hasbro

Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World's Best Play Experiences. From toys and games to television, movies, digital gaming and consumer products, Hasbro offers a variety of ways for audiences to experience its iconic brands, including NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, LITTLEST PET SHOP and MAGIC: THE GATHERING, as well as premier partner brands. The Company's Hasbro Studios and its film label, Allspark Pictures, are building its brands globally through great storytelling and content on all screens. Through its commitment to corporate social responsibility and philanthropy, Hasbro is helping to make the world a better place for children and their families. Hasbro ranked No. 1 on the 2017 100 Best Corporate Citizens list by CR Magazine, and has been named one of the World’s Most Ethical Companies® by Ethisphere Institute for the past six years. Learn more at www.hasbro.com, and follow us on Twitter (@Hasbro & @HasbroNews) and Instagram (@Hasbro).

© 2017 Hasbro, Inc. All Rights Reserved.